CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information of Munder Series Trust, dated October 31, 2006, which is incorporated by reference in the Prospectus/Proxy Statement in the Registration Statement of Munder Series Trust on Form N-14.

We also consent to the reference of our firm under the caption “Financial Highlights” in the Prospectus/Proxy Statement of Munder Series Trust and to the incorporation by reference of our reports, dated August 17, 2007, on Munder@Vantage Fund and Munder Internet Fund (a portfolio of Munder Series Trust) included in the Annual Report to Shareholders for the fiscal year ended June 30, 2007, in this Registration Statement of Munder Series Trust on Form N-14.

/s/ Ernst & Young LLP

Boston, Massachusetts

September 21, 2007